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                                                               EXHIBIT 5.1

                             PIPER & MARBURY

                                  L.L.P.

                           CHARLES CENTER SOUTH

                         36 SOUTH CHARLES STREET

                        BALTIMORE, MARYLAND 21201

                               410-539-2530

                                                              May   , 1996

The Rouse Company

10275 Little Patuxent Parkway

Columbia, Maryland 21044

Ladies and Gentlemen:

  We have acted as counsel to The Rouse Company (the "Corporation") in connection with its Registration Statement on Form S-4 (File No. 333-1693) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") covering up to 60,000,000 shares of Common Stock, par value $0.01 per share (the "Common Shares") and up to 10,000,000 shares of Increasing Rate Preferred Cumulative Stock, par value $0.01 per share (the "Preferred Shares") that will or may be issued in connection with mergers of The Hughes Corporation and Howard Hughes Properties, Limited Partnership into separate wholly-owned subsidiaries of the Corporation pursuant to the agreements and documents filed as exhibits to the Registration Statement (the "Merger Documents"). In that capacity we have reviewed such documents, matters of law and records of corporate proceedings as we have deemed necessary in the rendering of the opinions set forth herein.

  Based upon the foregoing, it is our opinion that, following (a) approval by the applicable shareholders or unitholders of the applicable Merger Documents,
(b) filing and acceptance for record in Maryland of Articles Supplementary to the Charter of the Corporation classifying the Preferred Shares and setting forth the terms thereof, (c) the fulfillment of the conditions to closings in accordance with the applicable Merger Documents, including the effectiveness of requisite filings of applicable Merger Documents under the laws of Delaware and (d) the issue and delivery thereafter of the Common Shares and Preferred Shares, all as contemplated in the Registration Statement, the Common Shares and Preferred Shares will be validly issued, fully-paid and nonassessable.

  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part thereof. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission hereunder.

                                          Very truly yours,